Exhibit 5

Agreement Regarding Joint Filing

     The undersigned hereby agree to file this schedule jointly pursuant to Rule 13d-1(k)(1).

Robert J. Amsdell Family Irrevocable Trust
By:	/s/ Bernard L. Karr
Bernard L. Karr
Trustee

Loretta Amsdell Family Irrevocable Trust
By:	/s/ Bernard L. Karr
Bernard L. Karr
Trustee

/s/ Todd C. Amsdell
Todd C. Amsdell

Date: November 1, 2004